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                                                                    Exhibit 99.1


[LOGO] ma(c)rovision                                     Macrovision Corporation
                                                           2830 De La Cruz Blvd.
                                                           Santa Clara, CA 95050

                                                             (408) 743-8600 Main
                                                              (408) 743-8610 Fax


FOR IMMEDIATE RELEASE

             MACROVISION APPOINTS NEW VICE PRESIDENT OF FINANCE AND
                         ACTING CHIEF FINANCIAL OFFICER

SANTA CLARA, Calif. (BUSINESS WIRE) -- January 21, 2005 -- Macrovision Corporation (Nasdaq: MVSN) announced today that George M. Monk has accepted the position of Vice President of Finance and Acting Chief Financial Officer. In this position, Mr. Monk also will serve as the Company's Principal Accounting Officer. Mr. Monk joins Macrovision on January 24, 2005.

Prior to joining Macrovision, Mr. Monk was VP Finance for Thoratec Corporation, a medical device manufacturer. Previously, he held VP Finance and Corporate Controller positions with Redback Networks and Aspect Communications. Earlier in his career, he worked at Price Waterhouse, Applied Materials and Unisys. Mr. Monk holds a Bachelor of Science degree in Mechanical Engineering from Leeds University (UK) and is a UK Chartered Accountant.

Bill Krepick, CEO, said, "We are fortunate to have George join us and bring a level of expertise to the Company that will help us as we scale our business on a worldwide basis. George will be reporting to me while we are conducting our search for a permanent CFO."

ABOUT MACROVISION
Macrovision develops and markets content protection, digital rights management and electronic license management solutions for the video, music and software industries. Macrovision's technologies are embedded in over 9 billion DVD, VHS and CD units representing over $130 billion of protected entertainment content. In the software market, Macrovision licenses software developers the FLEXnet(TM) universal licensing platform and the InstallShield(R) suite of software installation, repackaging and update solutions, which are deployed on more than 500 million desktops worldwide. Over 50,000 software publishers and hundreds of Fortune 1000 companies use Macrovision's technologies to maximize the value of their software. Macrovision is headquartered in Santa Clara, California and has offices worldwide. More information about Macrovision can be found at WWW.MACROVISION.COM.


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This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Macrovision's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Macrovision's Annual Report on Form 10-K for the year ended December 31, 2003 and its latest Quarterly Report on Form 10-Q for the period ended September 30, 2004, which are on file with the Securities and Exchange Commission (available at WWW.SEC.GOV). Macrovision assumes no obligation to update any forward-looking statements.

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   INVESTOR CONTACT:
   Miao Chuang
   Macrovision Corporation
   +1 (408) 562 8451
   mchuang@macrovision.com
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